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                                                                  Exhibit 10.31


             AMENDED AND RESTATED NBCI STRATEGIC ALLIANCE AGREEMENT

                              HEALTHGATE DATA CORP.

         This Amended and Restated NBCi Strategic Alliance Agreement (the "Agreement") is made and entered into as of March 22, 2001 (the "Restated Agreement Effective Date") between NBC Internet, Inc., a Delaware corporation, with a principal place of business at 225 Bush Street, San Francisco, California 94103 ("NBCi") and HealthGate Data Corp., a Delaware corporation, with its principal place of business at 25 Corporate Drive, Suite 310, Burlington, Massachusetts 01803 (the "Company").

         Whereas, the Company and NBCi, as successor by assignment to Snap! LLC ("Snap") and Xoom.com, Inc. ("Xoom"), are parties to that certain Snap Strategic Alliance Agreement, dated October 29, 1999 (as amended by that certain letter agreement, dated December 14, 1999, by and among the Company, NBCi, Snap, Xoom and Medical Self Care, Inc. and by that Second Amendment to Snap Strategic Alliance Agreement, dated September 1, 2000, by and among the Company, NBCi, Snap and Xoom, the "Existing Agreement"); and

         WHEREAS, the Company and NBCi (together, the "Parties") desire to make certain amendments to the Existing Agreement and to restate the Existing Agreement, as so amended, in the form of this Agreement, in order to augment their strategic alliance and to better reflect their evolving businesses;

         NOW, THEREFORE, the Parties hereby agree as follows:

1. EFFECTIVE DATES. The terms and conditions of the Existing Agreement shall govern the relationship between the Parties prior to the date of this Agreement with respect to the subject matter thereof. Upon the execution and delivery of this Agreement by the Parties, this Agreement shall supercede in all respects the effectiveness of the Existing Agreement in defining the relationship between the Parties from and after the date of this Agreement with respect to the subject matter thereof and hereof.

2. CERTAIN DEFINITIONS. As used in this Agreement, the terms set forth below shall have the following meanings:

         2.1. "Above the Fold" means that a particular item on a Web page is viewable on a computer screen at an 800 x 600 pixels resolution when the User first accesses such Web page, without scrolling down to view more of the Web page.

         2.2. "Content Anchor Tenant" means a Web content provider whose position is greater in size and prominence than that of any non-affiliated third party within the relevant NBCi Site page or area of a page for health-related content.

         2.3. "Best of Breed" means (i) those personal health and/or medical content available on the Internet with the most advanced and commercially successful, functionality, performance, content, and features, whether utilitarian or aesthetic, and (ii) the ability of the Company Site to scale easily with only additional

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                hardware and to accommodate, at a minimum, the peak traffic volume of the third most visited Internet personal health and/or medical site.

         2.4. "Business Day" shall mean any day on which banks in both New York City and Los Angeles and the New York Stock Exchange are open for the conduct of regular business.

         2.5. "CHOICE Sites" means the Web sites created for hospitals and other third-party health providers by the Company utilizing the Company's CHOICE eHealth Platform.

         2.6. "Commerce Offering" means any text, content, links or promotions providing a direct or indirect opportunity for Users on the NBCi Sites or the Company Site to engage in a commerce, purchase, trade, exchange, or purchase transaction, whether paid or unpaid, or any registration or membership opportunity for Users to provide User Profile Data, including, without limitation, content purchase opportunities, registration or membership sign-up opportunities, for-fee or subscription-based content or services, other purchase opportunities for products or services offered by the Company directly or indirectly, links to any such opportunities presented to Users on the NBCi Sites or the Company Site, or other content areas of those Sites.

         2.7. "Company Content" means (i) the Company's and its licensors' text links, logos, graphic links, and other materials, tools, content, or text that are delivered by the Company to NBCi hereunder and/or available on the Company Site including the content described in Exhibit A and Exhibit D and (ii) Company Marks.

         2.8. "Company Database" means User Profile Data and any other information relating to Users of the Company Site or other customers of the Company or purchasers of Company Products who have had information about them collected or otherwise obtained by the Company, or for the Company's use or benefit, for the purpose of direct marketing or other communication activities, and all updates or additional information that may be added to such database during the Term.

         2.9. "Company Marks" means the Company's and its licensors' (other than NBCi) trademarks, trade names, service marks and logos that may be delivered by the Company to NBCi hereunder.

         2.10. "Company Products" means all products and services offered through the Company Site.

         2.11. "Company Site" means the Web site operated by the Company, including the Corporate Home Page, and all subsequent pages and sub-directories which incorporate the NBCi Design Template and which are located at http://www.healthgate.nbci.com, together with any mirror sites, and successors to any of the foregoing, which comprise the Company's consumer oriented Web site.

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         2.12.  "Competitor" means a Web site or person providing products or services that compete with products or services provided by NBCi, as NBCi shall determine from time to time.

         2.13. "Contract Year" means Year One, Year Two Year Three, Year Four, or Year Five, as applicable.

         2.14. "Corporate Home Page" means the initial, top level display page of the Company Site located at http://www.healthgate.com, which may only contain information about the Company, its various products (which shall not include any links to or mention products similar in nature to the relationship contemplated pursuant to this Agreement), the Company's investor relations information, and other information which may be mutually agreed upon by the Parties from time to time.

         2.15.  "Effective Date" means October 29, 1999.

         2.16.  "Health Channel" means the Health Channel on the NBCi Sites.

         2.17. "Health Content Portal(s)" means the specific aggregations of linked content within areas of the Health Channel organized around the Company Content, and relating to personal health and medical information, products and services.

         2.18. "Inventory Pages" means each page of the Company Site, other than the Corporate Home Page and CHOICE Sites.

         2.19. "Look and Feel" means the look and feel, trade dress, User interface and flow of User experience of an Internet site.

         2.20. "NBCi Marks" means any trademarks, trade names, service marks and logos that are delivered by NBCi or any NBCi subsidiary to the Company hereunder.

         2.21. "NBCi Member" means a User who has registered to become a member of one of NBCi's, or one of NBCi's subsidiaries', registration-based services, including without limitation, the NBCi Sites and the free email service available at http://www.email.com.

         2.22. "NBCi Product Manager" means an employee of NBCi or an NBCi subsidiary, or an independent contractor, holding editorial authority and responsibility for a portal, site, collection, area, center or page on the NBCi Sites.

         2.23. "NBCi Sites" means: (i) subject to the "Distributor" (as defined in SECTION 5.1 below) exclusion in SECTION 5.1, any and all search and aggregation "portal" Web sites, whether operated by NBCi, or a third party under the "NBCi" brand, including, without limitation, the Web site located at http://www.nbci.com, together with any mirror sites, any co-branded editions of such sites or portions thereof that have been or may be developed for Distributors; and (ii) if NBCi so elects within its sole discretion, the Enhanced Site and/or the International Editions, subject to SECTION 5.2.

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         2.24.  "User" means any end-user of the Web.

         2.25. "User Profile Data" means data regarding a User provided by the User on the NBCi Sites, Company Site (excluding the Corporate Home Page) or otherwise to NBCi or the Company, including without limitation the User's name, e-mail address, street address, telephone number and other information about the User.

         2.26.  "Web" means the World Wide Web part of the Internet.

         2.27. "Wires" means NBCi's email newsletters sent to NBCi Members by NBCi or one of its subsidiaries.

         2.28. "Year One" means the thirteen month period beginning on the Effective Date and ending upon the day before the thirteen month anniversary of the Effective Date.

         2.29. "Year Two" means the twelve month period beginning on the thirteen month anniversary of the Effective Date and ending upon the day before the twenty-five month anniversary of the Effective Date.

         2.30. "Year Three" means the twelve month period beginning on the twenty-five month anniversary of the Effective Date and ending upon the day before the thirty-seven month anniversary of the Effective Date.

         2.31. "Year Four" means the twelve month period beginning on the thirty-seven month anniversary of the Effective Date and ending upon the day before the forty-nine month anniversary of the Effective Date.

         2.32. "Year Five" means the twelve month period beginning on the forty-nine month anniversary of the Effective Date and ending upon the day before the sixty one month anniversary of the Effective Date.

3.       COMPANY CONTENT; COMPANY SITE; PERFORMANCE; AND ACCOUNT MANAGEMENT.

         3.1. COMPANY CONTENT. Company agrees to provide NBCi with all Company Content described in EXHIBIT A and EXHIBIT D as soon as practicable after the Restated Agreement Effective Date, and no later than ten days after the such date, except for Company Content which the Company is prohibited by written contract to deliver and which the Company has identified as such in a written notice to NBCi at or prior to the time of delivery of Company Content; provided, however, that the Company will use its best efforts during the sixty days from and after the Restated Agreement Effective Date to obtain the consent(s) of the other parties to such contracts to deliver and use Company Content as contemplated by this Agreement. During such sixty day period from and after the Restated Agreement Effective Date, so long as the Company is using its best efforts to obtain such consents, NBCi will not use on the NBCi Sites content, such as content not provided by the Company, that NBCi would otherwise have the right to use on the NBCi Sites pursuant to SECTION 4.1. Unless and until the Company obtains the required consents of the relevant counter parties, NBCi will not use on the NBCi

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                Sites any content for which use on the NBCi Sites is prohibited by the terms of a written contract to which the Company is a party and which the Company has identified as such in a written notice to NBCi at or prior to the time of delivery of Company Content. In the event that the Company fails to obtain the consents of relevant counter parties to deliver all Company Content as contemplated by this Agreement during the sixty days from and after the Restated Agreement Effective Date, then the Company shall continue to use its best efforts to obtain all of such consents. Subject to the foregoing, NBCi may use and display, at NBCi's sole discretion, anywhere on the NBCi Sites, the Company Content with the exception of the Content Portals created by the Company for the Content Anchor Tenant pages, which are subject to SECTION 4.1. Such display and use by NBCi of the Company Content will not constitute the Company as the Content Anchor Tenant of any part of the NBCi Sites, other than pursuant to SECTION 4.1, and no payments will be required by either Party with respect to such display and use of Company Content. The Company shall ensure that the Company Content remains at all times current by continually providing NBCi with timely updates to the Company Content. Furthermore, under no circumstances shall Company Content include any content of a Competitor.

         3.2. XML FEED. The Company shall provide to NBCi an XML feed (or an alternative feed reasonably requested by NBCi) of the Company Content, including the Company Content described in EXHIBIT A and EXHIBIT D and the Company Content described in SECTION 3.1. Subject to SECTION 4.1, such content shall be incorporated into NBCi's Health Channel at the discretion of NBCi, maintaining any applicable trademarks or branding as required by the Company in its agreements with its content providers. The Company agrees to use commercially reasonable efforts to minimize the amount and prominence of such trademarks and branding.

         3.3. CHANGES TO COMPANY CONTENT. Should the Company wish to materially reduce, alter, diminish or eliminate content from the Company Content or the Company Site (a "Content Change"), the Company shall obtain prior written approval from NBCi for such action. Notwithstanding the foregoing, the Company shall, in its reasonable discretion, have the right to replace, substitute and update the content in order to maintain the content as Best of Breed. Notwithstanding the foregoing, the Company shall not undertake a Content Change on channels, sections, or pages of the Company Content or the Company Site which would impair NBCi's ability to fulfill NBCi contractual obligations to deliver advertising inventory, fixed placements or sponsorship opportunities to a third party. NBCi shall promptly notify the Company if any such advertising inventory, fixed placement or sponsorship opportunity commitments include offering advertising inventory, fixed placements or sponsorship opportunities in the content area of the Company Site so as to allow adequate editorial planning. In addition, any such commitments shall not impact the editorial independence of the Company nor shall such commitments prevent the Company from maintaining the content as Best of Breed.

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         3.4.   NEW COMPANY CONTENT. The Company will provide to NBCi new
                Company Content including chronic disease centers and additional interactive features including a travel planner and a pregnancy calendar, or mutually agreed upon alternatives. The new Company Content shall be provided at no cost to NBCi and shall be mutually agreed upon by the Parties and provided by the Company within a mutually agreed upon time frame. The Company shall own all content developed pursuant to this Section 3.4.

         3.5. NBCI DESIGN TEMPLATE. The Company shall implement the NBCi Design Template, as described in the attached EXHIBIT B, which may be modified by NBCi from time to time, on all pages of the Company Site except for the Corporate Home Page. NBCi shall give the Company at least sixty days notice in the event it intends to change the NBCi Design Template.

         3.6. THIRD PARTY CONTENT PORTALS. As directed by NBCi, the Company will implement placement for mutually agreed upon, such approval to not be unreasonably withheld, Content Portals provided by third parties ("Third Party Content Portals") on the Inventory Pages, subject to any restrictions on the Company contained in the Company's current content provider agreements. A written copy of any such restrictions will be provided to NBCi. Such Third Party Content Portals must clearly be identified as either advertising or not produced by the Company, or other similar identification mutually agreed upon by the Parties acting reasonably. Third Party Content Portals may take the form of headlines, images and video images as mutually agreed upon by the Parties.

         3.7. NBCI CONTENT PORTALS. The Company will integrate a minimum of two mutually agreed upon, such approval to not be unreasonably withheld, NBCi Content Portals (the "NBCi Content Portals") into the CHOICE Sites. The form of such integration shall be mutually agreed upon by the Parties and subject to the approval of relevant Company Choice Partner Program customers. Such NBCi Content Portals may include, but shall not be limited to, health news and general news, and may take the form of text links, headlines, images and video images as mutually agreed upon by the Parties.

         3.8. NBCI SEARCH BOX. The Company will integrate an NBCi Search Box into the CHOICE Sites. The form of such integration shall be mutually agreed upon by the Parties and subject to the approval of relevant Company Choice Partner Program customers. The Company will also market NBCi's Global Brain internal search technology to its the Choice Partner Program Web sites customers. The form of such marketing shall be mutually agreed upon by the Parties.

         3.9. ADVERTISING ON THE COMPANY SITE. NBCi shall own and have the right to use, sell, barter and exchange for value, and serve or serve through a third party, all of the advertising inventory, fixed placements and sponsorship opportunities (collectively, the "Inventory") on the Inventory Pages. As directed by NBCi, the Company agrees to incorporate NBCi designated ad serving tags on all Inventory Pages where not otherwise prohibited by contractual obligations. NBCi shall

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                allow the Company to purchase up to twenty five percent (25%) of the available unsold or uncommitted Inventory on the Inventory Pages, as determined in NBCi's sole discretion, for the purpose of resale by the Company to third parties. The Company shall purchase such inventory at a discount of thirty percent (30%) from NBCi's standard rate card at the time. The Company must comply with any advertising or competitor restrictions as determined by NBCi. The Company acknowledges that its staff and employee time will be required to implement and maintain the advertising, fixed placements and sponsorship opportunities from the Inventory sold by NBCi. The Company will agree to provide all good faith and best efforts to implement all advertising, fixed placements and sponsorship opportunities from the Inventory sold by NBCi within a mutually agreed upon period of time, such agreement by the Company not to be unreasonably withheld, and to maintain such advertising, fixed placements and sponsorship opportunities for the term of the commitment. The Company will provide a written list of the Company's advertising, sponsorship and promotional customers to NBCi, subject to the Company's existing contractual privacy restrictions, by April 15, 2001. The Company shall provide introductions to the Company's advertising, sponsorship and promotional customers for NBCi's business development and sales representatives within a reasonable period of time after the Restated Agreement Effective Date. The Company may label advertising (other than banner ads), fixed placements, and sponsorship opportunities placed on the Company Site by NBCi with mutually agreeable language that identifies them as a sponsorship or advertisement.

         3.10. PROMOTION OF COMPANY SITE. The Company agrees to promote the Company Site from the Corporate Home Page. Such promotion shall include, but shall not be limited to, the following: 1) a direct link or button on the Corporate Home Page to each of the major content areas of the NBCi Health Channel where the Company has Content Anchor Tenant positions; 2) a Consumer Health Channel direct link or button that will link to a mutually agreed upon jump page within the NBCi Sites or the Inventory Pages; and 3) a direct link or button that will link to a mutually agreeable MEDLINE search page within the NBCi Site or the Inventory Pages as mutually agreed by the parties. All such promotional enhancements shall be made by March 31, 2001.

         3.11. TRAFFIC REDIRECT. Except as provided in the following sentence, the Company shall (i) redirect all traffic from the Company Site to HTTP://HEALTHGATE.NBCI.COM or another URL or URLs designated by NBCi so that NBCi shall receive credit for all page views or impressions as measured by third party organizations including, but not limited to, Media Metrix and (ii) take all actions reasonably requested by NBCi to permit NBCi to count such page views towards NBCi's traffic. The previous sentence shall not apply to (i) the traffic to the Corporate Home Page; and (ii) any traffic related to the CHOICE Sites.

         3.12. LINKS; PERFORMANCE STANDARDS. The Company will be responsible for ensuring that each link embedded within Company Content on the NBCi Site takes the User to the appropriate area within the Company Site (other than links to the

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                Health Channel for which NBCi will be responsible), and that such sites function with reasonable reliability and in a commercially reasonable manner throughout the Term. In particular, the Company agrees that the Company Site will comply with the performance standards set forth in EXHIBIT C attached hereto throughout the Term. Any failure by the Company to comply with this Section will be deemed to be a material breach of this Agreement.

         3.13. BEST OF BREED. During the Term, in the event that NBCi, in its reasonable discretion, determines that the Company has failed to maintain the Company Site and Company Content as Best of Breed in any material respect, NBCi shall have the right to (a) remove any deficient Company Content from the NBCi Sites and remove any and all links on the NBCi Sites to the Company Site (in which case NBCi may require that the Company remove NBCi Marks from the Company Site) until the Company has corrected such failure and/or (b) terminate this Agreement in accordance with SECTION
                8.2. NBCi acknowledges that all Company Content and the Company Site are Best of Breed as of the Restated Agreement Effective Date.

         3.14.  ACCOUNT MANAGEMENT.


                3.14.1. ACCOUNT AND CONTACT MANAGERS. For the purposes of this
                        Agreement, Rita Han shall be NBCi's account manager for the Company and Cathy Donohue shall be the Company's contact manager for NBCi (collectively, the "Managers"). Subject to SECTIONS 15.12 and 15.13, the Managers shall be the primary points of contact for inquiries and requests, and each Manager shall provide the other with such information and assistance as may be reasonably requested by the other from time to time. Either Party to this Agreement may change its designated Manager by giving the other Party written notice of such change.

                3.14.2. QUARTERLY MEETINGS. At least once each quarter, the
                        Managers shall discuss the reports provided under
                        SECTION 9 and any other items under this Agreement either Manager wishes to bring to the attention of the other Manager.

                3.14.3. COMPANY STAFFING. The Company shall provide commercially reasonable staffing, consisting of an average of at least 10 full time employees during each calendar quarter during the Term, including a product manager and engineering and product staff, dedicated to the Company Content and the Company Site in order to maintain, update and provide the Company Content at the current level of quality, availability and depth or as described in this Agreement.

4.       ANCHOR TENANCY.

         4.1. CONTENT ANCHOR TENANT OF CERTAIN HEALTH CHANNEL CONTENT AREAS. During the Year Two and Year Three, NBCi will feature the Company as the Content Anchor

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                Tenant within the following major content areas within the
                Health Channel: Drugs & Medications, Women's Health, and Men's Health. NBCi Product Managers shall from time to time determine the major content areas in which the Company shall be featured as the Content Anchor Tenant subject to the Company's approval which shall not be unreasonably withheld. Subject to this
                SECTION 4, NBCi may, in the exercise of its reasonable discretion, make changes to the design and functionality of the Health Channel including, without limitation, the names of major content areas; provided, however, that major content areas similar to, or addressing the categories listed above, or a mutually agreeable alternative, shall exist on the Health Channel during the Term. As the Content Anchor Tenant of certain major content areas of the Health Channel, the Company will receive the most prominent positioning within each of such major content areas. During the Term, there shall be no other Content Anchor Tenant of any of the major content areas of the Health Channel in which the Company is then the Content Anchor Tenant; provided, however, that other major content areas, content not provided by the Company, subject to the terms of SECTION 3.1, and/or links to other, non-Company site may exist on the same Web page and elsewhere within the Health Channel. The Company acknowledges that NBCi may feature Content Anchor Tenants other than the Company on any major content area within the Health Channel that is not one of the major content areas of the Health Channel in which the Company is the Content Anchor Tenant. NBCi and the Company shall negotiate in good faith to incorporate additional health-related Company Content, so long as such content is Best of Breed, within the content areas of the Health Channel in which the Company is not the Content Anchor Tenant, provided; however, NBCi shall not be obligated to negotiate with respect to such Company Content if an agreement with Company regarding such Company Content would be interpreted or operate to cause NBCi to breach any existing contract or agreement between NBCi and any other party, or impair the rights of any such contract party pursuant to an existing contract or agreement with NBCi. On the Health Channel, the Company will have the right to program up to three Health Content Portals, each measuring no larger than approximately 150 x 400 pixels, with relevant content and links to relevant content on the Company Site and to relevant content on the Choice Sites, or to other sites, as mutually agreed upon by the Parties. Company will provide the appropriate Company Content, subject to the reasonable discretion of an NBCi Product Manager, for the Health Content Portals. The NBCi Product Manager may provide the Company with reasonable assistance to enable the Company to effectively design the Health Content Portals. Subject to this
                SECTION 4.1, the NBCi Product Manager will determine the size and location, and the Look and Feel, of the Health Content Portals; provided, however, that the Health Content Portals will begin Above the Fold within the major content areas of the Health Channel in which the Company is the Content Anchor Tenant.

         4.2. HARVESTING. Except as set forth in SECTION 3.1, the Company shall, beginning on the Restated Agreement Effective Date, provide all Company Content as required under this SECTION 4 pursuant to NBCi's harvesting technical specifications, as updated in NBCi's sole discretion from time to time, including those described in


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                http://partnermarketing.nbci.com/guide, or any other successor
                URLs designated by NBCi. NBCi shall have the right, in its sole discretion, to harvest such Company Content in a manner requiring a User of the NBCi Sites to "click through" as many as two Web pages within the NBCi Sites before the User is transferred to the Company Site. Harvested Company Content will maintain the NBCi Sites' Look and Feel and will include branding for the Company using Company Marks, in such form and placement as an NBCi Product Manager shall determine in his or her sole discretion. Harvested Company Content shall not include any Commerce Offering, except at NBCi's sole discretion. The Company shall ensure that all Company Content remains at all times current by continually providing NBCi with timely updates to the Company Content. Under no circumstances shall Company Content include any content of a Competitor or reference a Competitor.

         4.3. INTERNAL PROMOTIONS. Subject to the discretion of an NBCi Product Manager, during the Term, NBCi shall promote and link the Health Channel within and throughout the NBCi Sites. Subject to the discretion of an NBCi Product Manager, the Company may receive internal promotional links within relevant sub-areas of the NBCi Sites that link to the Company Site. Such relevant sub-areas may include, without limitation, the following: Local, Entertainment, and Living. NBCi, in its sole discretion, has the right to create, maintain or discontinue any of the foregoing sub-areas on the NBCi Sites. In addition, NBCi may include a link to the Health Channel and/or Company Site within issues of a Wire, as determined by NBCi in its sole discretion.

         4.4. HOSTING. NBCi will host the Health Channel, the Health Content Portals and any Company Content harvested pursuant to SECTION
                4.2 on its servers, servers within its control, or servers of a third party under contract with NBCi, and will provide all computer hardware, software and personnel necessary to operate and maintain the Health Channel, the Health Content Portals and any harvested Company Content as functional pages accessible to Users.

         4.5. ADVERTISING. NBCi shall own and have the right to use or sell all of the advertising inventory, fixed placements and sponsorship opportunities on the Health Channel and on the Company Content it may harvest. The Company acknowledges that any advertising, fixed placements and sponsorship opportunities for and/or links to other sites similar to or in competition with the Company may exist in the Health Channel. Notwithstanding anything in this Agreement to the contrary, any third party content or links may exist on any area of the Health Channel. Moreover, other than as expressly set forth herein, NBCi shall have the right to display any third party links, media, banner advertisements, other promotions, and/or paid or unpaid editorial content anywhere on the NBCi Sites.

         4.6. COMPANY LOGO. NBCi shall provide a clickable Company logo on the Health Content Portals that shall link to the Corporate Home Page or another mutually agreed upon page or URL operated by the Company.

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         4.7.   NBCI INTERACTIVE NEIGHBORHOOD CITY CENTER LINKS. As mutually agreed by the Parties, NBCi shall create links within each applicable NBCi Interactive Neighborhood City Center on the NBCi Sites to the appropriate Choice Sites.

5.       CO-BRANDED, ENHANCED, INTERNATIONAL EDITIONS AND NON-PC DEVICES.

         5.1. CO-BRANDED EDITIONS. The Company acknowledges that NBCi produces co-branded editions of the NBCi Sites for various resellers, distributors, other licensees and/or joint venture partners (collectively the "Distributors"). In some cases, such Distributors are entitled to replace NBCi's default content with other content within their own co-branded editions of any NBCi Site. Notwithstanding any other provisions of this Agreement, if any such Distributor has exercised its right to replace Company Content with other content, then NBCi will not be required to display Company Content within such Distributor's co-branded edition of the NBCi Sites. If NBCi does display the Company Content within a co-branded edition of any NBCi Site, such display will be governed by this Agreement.

         5.2. ENHANCED AND INTERNATIONAL EDITIONS. NBCi has created an enhanced, high-speed version of the NBCi Sites focused on rich media content (together with any successor service(s) or site(s) thereof and any co-branded editions of such service that have been or may be developed for NBCi 's third party distribution partners and licensees, the "Enhanced Sites") and may desire to include appropriate rich media Company Content within the Enhanced Sites. NBCi is currently considering creating one or more international editions of the NBCi Sites to reflect appropriate localized and local partner content ("International Editions") and may desire to include localized Company Content within the International Site. At NBCi's sole discretion, all terms and conditions contained in this Agreement related to the "NBCi Sites" may also apply to the Enhanced Site and International Editions, but subject to Section 3.1. The Company hereby acknowledges that NBCi, in its sole discretion, may use appropriate content, promotions and other material provided by the Company within the Enhanced Sites and the International Editions, and all licenses set forth in this Agreement are hereby expanded to include the Enhanced Sites and International Editions. The Company acknowledges that the Look and Feel of the Enhanced Site will be designed for a high-bandwidth audience and therefore may substantially differ from the Look and Feel of the primary NBCi Sites and that the placement and format of any Company Content may need to be modified in the Enhanced Site. The Company further acknowledges that the Look and Feel of the International Editions will be localized for the relevant target audience (e.g., in terms of language, culture, and ethnicity) and therefore may substantially differ from the Look and Feel of the primary NBCi Sites and that the placement and format of any Company Content may need to be modified in the International Site. In the event that the Company does not have the legal right to deliver to NBCi any Company Content for use as contemplated by this Agreement in certain geographical markets, then the Company will use its best efforts to obtain the consent(s) of the other parties to such contracts to deliver and use all Company

                Content as contemplated by this Agreement in such geographical markets. So long as the Company is using its best efforts to obtain such consents, NBCi will not, unless and until such consent is obtained, use on any International Edition such content for which delivery to or use on the International Edition in a certain geographical location is prohibited by the terms of a written contract to which the Company is a party.

         5.3. NON-PC DEVICES. The Company acknowledges that NBCi may display Company Content through non-PC devices, except for Company Content which the Company is prohibited by written contract to display through non-PC devices and which the Company has identified as such in a written notice to NBCi at or prior to the time of delivery of Company Content; provided, however, that the Company will use its best efforts throughout the Term to obtain the consent(s) of the other parties to such contracts to allow the display of Company Content by NBCi through non-PC devices as contemplated by this Agreement. The Look and Feel of the NBCi Sites accessed by any non-PC device will be modified by NBCi in order to suit such devices, and therefore may substantially differ from the Look and Feel of the primary NBCi Sites. The Company further acknowledges that placement, content and format of any Company Content may need to be modified accordingly for such non-PC devices, including less prominent placement or abridged content. If Company Content will be displayed through versions of the NBCi Sites on non-PC devices as described above, NBCi will provide the Company with commercially reasonable specifications for any modifications to Company Content necessary to allow such displays, and the Company will use commercially reasonable efforts to assist NBCi in modifying Company Content in accordance with such specifications.

6.       USER PROFILE DATA, COMMERCE OFFERINGS, AND DIRECT MARKETING.


         6.1. DATA OWNERSHIP. NBCi will be the sole owner of any information that NBCi collects from Users through the NBCi Sites. The Company and NBCi shall jointly own any information collected from Users through the Company Site, with the exception of information collected from Users on the Corporate Home Page or the Choice sites or any other pages as mutually agreed upon by the Parties, which information shall be solely owned by the Company. Further, if a User whose User Profile Data is contained in the Company Database receives an email from NBCi pursuant to
                SECTION 6.4 and purchases products offered in such email through NBCi or an affiliated Web site, then the User Profile Data for such User shall be owned jointly by NBCi and the Company from and after the time of such purchase.

         6.2. USE OF INFORMATION AND CONFIDENTIALITY. Each Party will have the right to use any information provided by the other Party pursuant to SECTION 9 subject to the confidentiality restrictions set forth in SECTION 15.4. Notwithstanding the foregoing, all data collected from Users through the Company Site will be subject to the then current privacy policy of NBCi, unless specifically made subject to the terms of the Company privacy policy; provided that in such cases the Company's privacy policy with respect to NBCi's access to, and use and disclosure of, data collected from such Users may not be more restrictive than the then-current privacy policy of NBCi.

         6.3. NBCI MEMBER REGISTRATION. If any Company Content accessed through links appearing on the NBCi Sites or the Company Site contains any Commerce Offering that requires the User to register or submit any User Profile Data, then NBCi has the right in its sole discretion to, and the Company will provide assistance to, cause any of the following: (i) the Web page that requests the User Profile Data, (ii) any other page relating to the Commerce Offering, or (iii) a separate NBCi Member registration page, to present the User with an opportunity to register to become an NBCi Member.

         6.4. DIRECT MARKETING. During the Term, NBCi shall have the right to use, with the prior approval of the Company which approval shall not be unreasonably withheld, the information contained in the Company Database for direct marketing purposes as set forth in this Section. NBCi shall have a right to execute, or cause to be executed, at least one promotional email offer per month approved by the Company, which approval shall not be unreasonably withheld, to all or some of the Users described in the Company Database. Such email offers shall be drafted by NBCi, approved by Company (and such approval shall not be unreasonably withheld) and will appear to come from "HealthGate and NBCi". Such email messages may have links to the NBCi Sites or the Company Site, as NBCi shall decide in its sole discretion. Products offered in such emails may include NBCi's products or services or third party products and/or services that NBCi has the right to offer, and NBCi shall select all of such products to be offered in its sole discretion. NBCi shall also have the option to create and host "sell" pages for any marketing campaign, arrange for purchase orders to be processed and fulfilled, and for customer service and inventory matters to be coordinated in relation to the products offered in emails distributed pursuant to this Section, as NBCi shall determine in its sole discretion. NBCi shall send a copy of the email offer to the Company at least forty-eight hours prior to the time at which the email messages are to be sent. The Company may reject, but not unreasonably, promotional email offers proposed by NBCi.

7.       PAYMENTS AND CREDITS.


         7.1. ANCHOR TENANCY FEES. For the Content Anchor Tenant positions on the Health Channel during Year Two, the Company will pay NBCi $2,523,809 as follows:

                $591,750 upon the signing of this Agreement
                $630,750 by July 1, 2001
                $200,000 by August 1, 2001
                $630,750 by October 1, 2001
                $303,893 by January 1, 2002
                $166,666 by April 1, 2002

                For the Content Anchor Tenant positions on the Health Channel during Year Three, the Company will pay NBCi $2,357,143 as follows:

                $589,286 by April 1, 2002
                $252,551 by May 1, 2002
                $252,551 by June 1, 2002
                $252,551 by July 1, 2002
                $252,551 by August 1, 2002
                $252,551 by September 1, 2002
                $252,551 by October 1, 2002
                $252,551 by November 1, 2002.

         7.2. ADVERTISING REVENUE SHARE. NBCi shall pay to the Company 20% of "Net Revenues" (as defined below) associated with all advertising, fixed placements and sponsorship opportunities sold by NBCi on the Inventory Pages. "Net Revenues" shall be defined as gross revenues actually received by NBCi from the sale of advertising, fixed placements and sponsorship opportunities on pages of the Inventory Pages less all associated advertising agency commissions, third party ad serving costs, sales commissions and advertising related production costs (all such commissions and costs shall not exceed 20% of the gross revenue). NBCi shall make such payments within forty-five (45) days after the end of each calendar quarter and shall accompany such payments with a statement setting forth NBCi's calculation of Net Revenues for such quarter. NBCi agrees to provide monthly reports to Company outlining an estimate of Net Revenues for the previous month. Notwithstanding the foregoing, the quarterly statements shall govern all advertising reports and payments made by NBCi to the Company.

         7.3. PAYMENT. All payments required to be made hereunder by NBCi to the Company will be made to the Company by wire transfer or certified check, and in immediately available funds. All payments required to be made hereunder by the Company to NBCi will be made to NBCi by wire transfer, and in immediately available funds as follows:

                Union Bank of Calif.

                Monterey Park, CA 91755  USA

                Account Name: NBCi Advertising Account

                ABA #: 122000496

                Acct #: 6450151708

                Swift Code: #UBLAUS566

                If the Company should fail to make any payment due under this Agreement by the date such payment is due, the overdue payment will bear interest at the rate of one and one-half percent simple interest per month or the maximum interest permitted by law, whichever is less. Any payment which is due on a day which is not a Business Day shall be payable on the next succeeding day that is a Business Day.

         7.4. STOCK WARRANT. In further consideration of the good and valuable consideration provided to the Company hereunder, on the Restated Agreement Effective Date the Company shall issue to NBCi a Stock Purchase Warrant (the "Warrant") for the purchase of 200,000 shares of Common Stock of the Company in the form attached hereto as EXHIBIT E. On or before April 20, 2001, the Company shall enter into a separate Registration Rights Agreement with NBCi, reasonably acceptable to NBCi, granting piggyback registration rights to each holder of Company Common Stock purchased pursuant to the Warrant with respect to such shares. If the Company fails to enter into a Registration Rights Agreement reasonably acceptable to NBCi by such date, such failure shall constitute a material breach under this Agreement.

         7.5. INVOICE PROCEDURE. NBCi shall send the Company all invoices hereunder to the attention of the Company's Chief Financial Officer, and who has the authority to authorize the payment of such invoices.

8.       TERM; TERMINATION.

         8.1. TERM. The term of this Agreement will begin on the Effective Date and end on the last day of the sixty-first month after the Effective Date, unless otherwise terminated or extended as set forth in this Agreement (the "Term").

         8.2. TERMINATION FOR CAUSE. Either NBCi or the Company may terminate this Agreement at any time by giving written notice of termination to the other Party if the other Party commits a material breach of its obligations hereunder that is not cured within thirty days after notice thereof from a non-breaching Party; provided, however, that if the Company fails to make a payment as required hereunder, NBCi may terminate this Agreement fifteen days following the date of notice of such non-payment if any such payment is not made within fifteen days after the Company's receipt of such notice. NBCi may terminate this Agreement immediately, and shall have no further obligation under this Agreement, if the Company adopts a plan of complete liquidation or dissolution; becomes insolvent; makes an assignment for the benefit of creditors; makes or sends notice of a bulk transfer; calls a meeting of its creditors with respect to its inability to pay its obligations owed to such creditors on customary terms; defaults under any agreement, document or instrument relating to the Company's indebtedness for borrowed money; ceases to do business as a going concern; a petition is filed by or against the Company under any bankruptcy or insolvency laws; or the Company experiences a change in its ownership, such that a person, corporation or other legal entity with a direct competitive interest (i.e., owns or operates a search and aggregation portal site on the Web) holds an equity interest in the Company, without NBCi's prior, written consent to such ownership.
                                       15

         8.3. TERMINATION REGARDING COMPANY CONTENT. NBCi may terminate this Agreement at any time by giving written notice of termination to the Company if the Company fails to timely deliver, pursuant to
                SECTION 3.1, any material part of the Company Content, including updates, and such failure is not cured within ten days after the Company's receipt of notice thereof from NBCi.

         8.4. TERMINATION BY NBCI. NBCi, in its sole discretion, shall have the right to terminate this Agreement upon 30 days written notice to the Company.

         8.5. CONSEQUENCES OF TERMINATION. Upon the termination or expiration of this Agreement, all licenses granted hereunder shall immediately terminate and each Party shall return or destroy all Confidential Information of the other Party in its possession. All jointly owned User Profile Data will continue to be jointly owned by the Parties upon termination or expiration of this Agreement, subject to the provisions of SECTION 6. Within 30 days of the termination or expiration of this Agreement, the Company will provide NBCi will final reports covering the information to be provided to NBCi under this Agreement (including, for example, User Profile Data and the information required under SECTION 9.1) through the date of such termination and expiration. Upon termination of this Agreement for any reason, all monies paid by the Company to NBCi hereunder prior to the termination shall be deemed non-refundable except as expressly stated otherwise in this Agreement. In the event this Agreement is terminated by either Party prior to the end of Year Three then the Company shall pay to NBCi, on or prior to the effective date of such termination, all accrued Anchor Tenancy Fees through the effective date of such termination (calculated on a daily straight-line pro-rata basis based on the fees specified in SECTION 7.1 for Year Two ($2,357,143) and Year Three ($2,523,809)). Finally, in the event this Agreement is terminated by NBCi pursuant to SECTION 8.2 and/or SECTION 8.3 or in the event the Company requests that NBCI renegotiate the Agreement, then the Company shall continue to pay 65% of all fees payable by the Company to NBCi during the remainder of the Term as liquidated damages. Such payments shall be due and payable on the dates they would have been due and payable if the termination or renegotiation had not occurred. The Company acknowledges that NBCi has entered into this Agreement at the Company's request. The Parties acknowledge and agree that it would be impractical to estimate the amount of any damages that could arise out of any material breach of this Agreement or termination pursuant to SECTION 8.2 and/or SECTION 8.3, or out of any request for renegotiation by the Company and agree that the amount of liquidated damages described above is a reasonable estimate of the actual damages that NBCi would suffer and incur as a result of such breach or termination of this Agreement or request for renegotiation. The Company shall receive as a credit against the amounts due from the Company to NBCi pursuant to this SECTION 8.5 any amounts due the Company from NBCi pursuant to SECTION 7.2. No Party shall be liable to the other for damages of any sort resulting solely from terminating this Agreement in accordance with its terms.

9.       REPORTS, RECORDS, AND ACCOUNTS.

         9.1. COMPANY REPORTS. Within 15 days after the end of each month during the Term, the Company will provide to NBCi a complete and detailed report that includes, at a minimum, for such month: (i) the total page views on the Company Site, excluding the Corporate Home Page, (ii) the total number of page views on the Inventory Pages, (iii) the total number of page views of the CHOICE Sites containing NBCi Content Portals or an NBCi Search Box, (iv) the total number of page views on any NBCi URL redirected pages, (v) the number of pages turned per visit to the Company Site, (vi) the number of unique visitors to the Company Site, (vii) the number of unique Users to the Company Site from the Health Channel, (viii) the number of Users and User Profile Data for all Users of the Company Site (other than the CHOICE Sites and the Corporate Home Page), and (ix) the aggregate statistical and demographic characteristics of Users in (vi), (vii), and (viii). NBCi will tag each User of the Company Site originating from the NBCi Sites using a cookie or other similar technology to assist the Company in obtaining the foregoing data.

         9.2. RECORDS AND ACCOUNTS. Both parties agree to keep, on a continuing basis during the Term and for two (2) years after the Term, full and accurate records and accounts, including, without limitation all logs and reports, sufficient to permit the other party to verify the accuracy of all reports submitted by the Company as hereinabove required. Both parties shall have the right, at its sole expense, to examine such books and records, whether in electronic format or otherwise, to the extent that such examination is necessary and pertinent to the foregoing verification, during reasonable business hours and at the other party's principal place of business, using its employees or principals, or through outside, authorized representatives.

10.      LICENSES.

         10.1. COMPANY CONTENT. The Company hereby grants to NBCi and its subsidiaries a non-exclusive, non-transferable, royalty-free license, effective throughout the Term, to use, display and publish the Company Content solely as permitted hereunder in any medium or through any technology now known or hereafter devised. In the event the Enhanced Sites and/or the International Editions are deemed included within this Agreement pursuant to
                SECTION 5.2, or, subject to SECTION 5.3, NBCi elects to display Company Content through non-PC devices, the Company hereby further grants to NBCi and its subsidiaries a non-exclusive, non-transferable, royalty-free license, effective throughout the Term, to modify and create derivative works of the Company Content solely as permitted hereunder. In the event the International Editions are deemed included within this Agreement pursuant to SECTION 5.2, the Company shall in good faith modify the Company Marks to incorporate changes reasonably suggested by NBCi for the relevant target audience (e.g., complying with local laws or avoiding the use of offensive terms in the local language). Any use of the Company Content by NBCi must comply with any reasonable usage guidelines communicated by the Company to NBCi from time to time.

         10.2. NBCI MARKS. NBCi hereby grants to the Company a non-exclusive, non-transferable, royalty free license, effective throughout the Term, to use, display and publish the NBCi Marks solely within the Company Site as permitted hereunder. Any use of the NBCi Marks by the Company must comply with any reasonable usage guidelines communicated to the Company by NBCi from time to time.

         10.3. TRADEMARK USAGE GUIDELINES. Each Party (the "Trademark Licensee") agrees that the trademarks of the other Party (the "Trademark Licensor"), used alone or with other elements, together with the goodwill of the business symbolized thereby, are and at all times shall remain the property of Trademark Licensor, that this Agreement constitutes a license, and that no ownership interest in and to Trademark Licensor's marks is intended to be transferred by this Agreement. Trademark Licensee recognizes the value of the goodwill associated with Trademark Licensor's marks, that such marks have acquired secondary meaning in the mind of the public, and that all use of such marks, including all goodwill generated by each Party's use and use by permitted sub-licensees of such marks shall accrue and inure to the benefit of and be on behalf of Trademark Licensor. Trademark Licensee shall do nothing inconsistent with Trademark Licensor's ownership of Trademark Licensor's marks. Trademark Licensee agrees that it (i) shall not register or apply for registration of any element of Trademark Licensor's marks licensed to it under this Agreement, (ii) shall not assert any adverse claim based upon use of such marks, and (iii) shall not challenge or contest Trademark Licensor's ownership of such marks, the validity of such marks, or the validity of the licenses granted herein. Trademark Licensee agrees to limit its use of Trademark Licensor's marks to the marks as licensed, and not to form any combination marks with Trademark Licensor's marks. If such domain name is deemed a combination mark, neither Party shall use the domain name for any purpose except as expressly provided herein or attempt to register the domain name with any government office, and the Parties will jointly cooperate on any enforcement action of infringement of the domain name. All rights in Trademark Licensor's marks not expressly granted hereunder by Trademark Licensor are reserved by Trademark Licensor and may be exercised by Trademark Licensor or any of its other licensees concurrently herewith. Trademark Licensee shall make no use of Trademark Licensor's marks other than as expressly permitted hereunder.

11. RESPONSIBILITY FOR THE SITES AND PRODUCTS. The Company acknowledges and agrees that, as between the Company and NBCi, the Company will be solely responsible for any claims or other losses associated with or resulting from the marketing or operation of the Company Site or the offer or sale of any Company Products by the Company or through the Company Site, or through emails delivered by NBCi or the Company. NBCi is not authorized to make, and agrees not to make, any representations or warranties concerning the Company Products.

12. LIMITATION OF DAMAGES. EXCEPT IN THE EVENT OF A CLAIM UNDER SECTION 8.5, NO PARTY WILL BE LIABLE FOR ANY SPECIAL, INDIRECT,

         CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), AND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT IN THE EVENT OF A CLAIM UNDER SECTION 14 OR
         SECTION 15.4, OR PAYMENTS PURSUANT TO SECTION 7 OR SECTION 8.5, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY IN AN AMOUNT GREATER THAN THE AMOUNTS PAYABLE TO NBCI BY THE COMPANY HEREUNDER. THIS
         SECTION 12 SHALL SURVIVE TERMINATION OR EXPIRATION OF THIS AGREEMENT.

13. NO WARRANTIES. THE NBCI SITES, HEALTH CHANNEL, HEALTH CONTENT PORTALS AND COMPANY CONTENT ARE PROVIDED "AS IS" AND THE INFORMATION CONTAINED THEREIN IS NOT WARRANTED TO BE FREE FROM ERROR. NBCI AND THE COMPANY DISCLAIM ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE NBCI SITES, HEALTH CHANNEL, HEALTH CONTENT PORTALS AND COMPANY CONTENT.

14.      MUTUAL INDEMNIFICATION.

         14.1. INDEMNIFICATION BY NBCI. Subject to SECTION 14.3, NBCi shall indemnify, defend and hold the Company harmless from and against any costs, losses, liabilities and expenses, including all court costs, reasonable expenses and reasonable attorney's fees (collectively, "Losses") that the Company may suffer, incur or be subjected to by reason of any legal action, proceeding, arbitration or other claim by a third party, whether commenced or threatened, arising out of or as a result of operation of the NBCi Sites (except in cases where the Company is required to indemnify NBCi under SECTION 14.2).

         14.2. INDEMNIFICATION BY THE COMPANY. Subject to SECTION 14.3, the Company shall indemnify, defend and hold each of NBCi and its subsidiaries harmless from and against any Losses that NBCi or its subsidiaries may suffer, incur or be subjected to by reason of any legal action, proceeding, arbitration or other claim by a third party, whether commenced or threatened, arising out of or as a result of (i) the use of Company Content by NBCi in accordance with this Agreement; (ii) the operation of the Company Site; (iii) the offer or sale of Company Products by the Company on or through the Company Site, or any emails sent by NBCi or a third party pursuant to SECTION 6.4, or (v) the authorized and legal use of the Company Database.

         14.3. INDEMNIFICATION PROCEDURES. If any party entitled to indemnification under this Section (an "Indemnified Party") makes an indemnification request to the other, the Indemnified Party shall permit the other Party (the "Indemnifying Party") to control the defense, disposition or settlement of the matter at its own expense; provided that the Indemnifying Party shall not, without the consent of the

                Indemnified Party (which consent shall not be unreasonably withheld or delayed) enter into any settlement or agree to any disposition that imposes an obligation on the Indemnified Party. The Indemnified Party shall notify the Indemnifying Party promptly of any claim for which Indemnifying Party is responsible and shall cooperate with the Indemnifying Party in every commercially reasonable way to facilitate defense of any such claim; provided that the Indemnified Party's failure to notify Indemnifying Party shall not diminish Indemnifying Party's obligations under this Section except to the extent that Indemnifying Party is materially prejudiced as a result of such failure. An Indemnified Party shall at all times have the option to participate in any matter or litigation through counsel of its own selection and at its own expense.

         14.4. SURVIVAL. This SECTION 14 shall survive termination or expiration of this Agreement for five years, and for so long thereafter as (but only with respect to) any claims of which an Indemnifying Party has been notified remain unresolved.

15.      MISCELLANEOUS.

         15.1. ASSIGNMENT. Except as provided in this SECTION 15.1, the Company may not assign any of its rights under this Agreement nor delegate any of its duties hereunder to another person or legal entity without the prior written consent of NBCi, which consent shall not be unreasonably withheld; provided, however, that if the assignee of the Company is a competitor of NBCi, NBCi shall have the right to withhold its consent to such assignment in its sole discretion. NBCi shall have the right to assign all or any portion of its rights and liabilities hereunder to any person or entity, other than a competitor of the Company, who acquires from NBCi a majority interest in the relevant assets subject to this Agreement. Either Party shall have the right to assign all of its rights and liabilities hereunder to any person or entity, other than an competitor of NBCi in the case of the Company, that (i) acquires all or substantially all of the Party's operating assets (whether by asset sale, stock sale, merger or otherwise) or (ii) results from a merger or reorganization of the Party pursuant to any plan of merger or reorganization. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their respective trustees, successors, permitted assignees, and legal representatives.

         15.2. RELATIONSHIP OF PARTIES. The Parties hereto are independent contractors and nothing contained in this Agreement will be construed to create a joint venture, partnership or the relationship of principal and agent between any of the Parties hereto, nor to impose upon either Party any obligations for any losses, debts or other obligations incurred by the other Party except as expressly set forth herein.

         15.3. APPLICABLE LAW; FORUM. This Agreement will be construed in accordance with and governed by the laws of the State of California, without regard to principles of conflicts of law. The Parties hereto consent to the exclusive jurisdiction of any local, state or federal court in which an action is commenced and located in accordance with the terms of this Section and that is located in San Francisco,

                California. The Parties further agree not to disturb such choice of forum, and if not resident in such state, waive the personal service of any and all process upon them, and consent that such service of process may be made by certified or registered mail, return receipt requested, addressed to the Parties as set forth herein.

         15.4. CONFIDENTIALITY. In connection with the activities contemplated by this Agreement, each Party may have access to confidential or proprietary technical or business information of the other Party, including without limitation (i) proposals, ideas or research related to possible new products or services; (ii) financial statements and other financial information; (iii) any reporting information in SECTION 9; and (iv) the terms of this Agreement and the relationship between the Parties (collectively, "Confidential Information"). Each Party will take precautions to protect the confidentiality of each of the other Party's Confidential Information, which precautions will be at least equivalent to those taken by such Party to protect its own Confidential Information, and in no event will such precautions be less than are reasonable under the circumstances. Except as required by law or as necessary to perform under this Agreement, neither Party will knowingly disclose the Confidential Information of the other Party or use such Confidential Information for its own benefit or for the benefit of any third party. Each Party's obligations in this Section with respect to any portion of the other Party's Confidential Information shall terminate when the Party seeking to avoid its obligation under such Section can document that: (i) it was in the public domain at or subsequent to the time it was communicated to the receiving Party ("Recipient") by the disclosing Party ("Discloser") through no fault of Recipient; (ii) it was rightfully in Recipient's possession free of any obligation of confidence at or subsequent to the time it was communicated to Recipient by Discloser; (iii) it was developed by employees or agents of Recipient independently of and without reference to any information communicated to Recipient by Discloser; (iv) it was communicated by the Discloser to an unaffiliated third party free of any obligation of confidence; or (v) the communication was in response to a valid order by a court or other governmental body, was otherwise required by law or was necessary to establish the rights of either Party under this Agreement.

         15.5. PRESS RELEASE. The Company will not make any public statement or other announcement (including without limitation, issuing a press release or pre-briefing any member of the press or other third party) relating to the terms or existence of this Agreement without the prior written approval of NBCi. Notwithstanding the foregoing and SECTION 15.4, the Parties may issue an initial joint press release regarding the relationship between the Parties. The Company agrees that NBCi will draft and time the release of such initial and any subsequent press releases; provided, however, that the Company shall have the right to review the use of the Company Marks and any other references to the Company in drafts of such press releases.

         15.6. INJUNCTIVE RELIEF. Each Party agrees that in the event of a breach or alleged breach of SECTIONS 15.4 or 15.5 that the other Party shall not have an adequate

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

                remedy at law, including monetary damages, and that the other Party shall consequently be entitled to seek a temporary restraining order, injunction, or other form of equitable relief against the continuance of such breach, in addition to any and all remedies to which any other party shall be entitled.

         15.7. NATURE OF AGREEMENT. The Parties agree that this Agreement is a lease agreement for Internet space and that both Parties have obligations under this Agreement. The obligations are such that the failure of either Party to perform their respective obligations would constitute a material breach of the Agreement. If the Bankruptcy Courts were to review the nature of this Agreement, both Parties agree that it would be considered an executory contract and/or unexpired lease under ss. 365 of the Bankruptcy Code, 11 U.S.C et. seq., unless the Agreement is terminated prior to the filing of a petition for bankruptcy relief.

         15.8. CAPTIONS AND SECTION HEADINGS. Captions and section headings used in this Agreement are for convenience only and are not a part of this Agreement and shall not be used in construing it. Except as otherwise specifically provided, any reference in this Agreement to a section or exhibit shall be deemed to be a reference to such section or exhibit of this Agreement.

         15.9. SURVIVAL. Termination or expiration of this Agreement for any reason shall not release any party from any liabilities or obligations set forth in this Agreement which (i) the Parties have expressly agreed shall survive any such termination or expiration, or (ii) remain to be performed or by their nature would be intended to be applicable following any such termination or expiration.

         15.10. TAXES. For all fees or charges payable hereunder by the Company to NBCi, the Company will pay or reimburse NBCi for 50% of any taxes or fees (including all federal, state, or local taxes) associated with NBCi's provision of the services hereunder to Company, except that Company will have no liability for any taxes based on NBCi's net assets or net income, or for which Company has an appropriate resale or other exemption.

         15.11. FORCE MAJEURE. If any Party shall be delayed in its performance of any obligation hereunder or be prevented entirely from performing any such obligation due to causes or events beyond its reasonable control, including without limitation any act of God, fire, strike or other labor problem, such delay or non-performance shall be excused and the time for performance shall be extended to include the period of such delay or non-performance.

         15.12. DISPUTE RESOLUTION. In the event that any dispute arises hereunder, the Parties agree that prior to commencing litigation, arbitration, or any other legal proceeding, each Party shall send an officer of such Party to negotiate a resolution of the dispute in good faith at a time and place as may be mutually agreed. Each officer shall have the power to bind its respective Party in all material respects related to the dispute. If the Parties cannot agree on a time or place, upon written notice from either Party to the other, the negotiations shall be held at the principal executive offices of NBCi 21 days following such notice (or on the next succeeding Business Day, if the 21st day is not a Business Day).

         15.13. NOTICES. All notices given pursuant to this Agreement, shall be in writing, in English, shall be sent by certified or registered air mail with postage prepaid, return receipt requested, by facsimile, overnight express mail, or by hand delivery. Such notices shall be deemed given and received upon confirmation of receipt, if sent by facsimile; the day after delivery if by overnight express mail; or upon delivery if hand delivered; or upon receipt of mailing, if sent by certified or registered mail; and shall be addressed to the Parties as set forth above on the first page of this Agreement, or to such other addresses as the Parties may designate in writing from time to time or as appropriate based on the course of conduct of the Parties.

         15.14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed a duplicate original and all of which, when taken together, shall constitute one and the same document.

         15.15. CONSTRUCTION OF TERMS. Unless the context clearly intends to the contrary, words singular or plural in number shall be deemed to include the other. References herein to specific Web sites, Web pages and any areas therein, as well as Web links and URLs, include any successors thereto.

         15.16. SEVERABILITY. In the event any provision of this Agreement shall be held to be unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such unenforceability; but the remaining provisions of this Agreement shall remain in full force and effect, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The Parties shall use their best efforts to replace the provision that is unenforceable with an enforceable provision approximating to the extent possible the original intent of the Parties.

         15.17. ENTIRE AGREEMENT. This Agreement constitutes and contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior oral or written agreements. This Agreement may not be amended except in writing signed by both Parties. Each Party acknowledges and agrees that the other has not made any representations, warranties or agreements of any kind, except as expressly set forth herein. All exhibits attached to this Agreement are incorporated hereby and shall be treated as if set forth herein.

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

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the dates indicated below.


NBC INTERNET, INC.                                            HEALTHGATE DATA CORP.


By:                                                           By:
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                  (Signature)                                                   (Signature)
Name:                                                         Name:
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                 (Please print)                                               (Please print)
Title:                                                        Title:
         --------------------------------------                        -----------------------------------
Date:                                                         Date:
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







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